QuickLinks -- Click here to rapidly navigate through this document

Exhibit 3.54

ARTICLES OF AMENDMENT
OF
Reality Based IT Services
(a close corporation)

        Reality Based IT Services, Ltd., a Maryland close corporation having its principal office at 9720 Country Meadows Lane, Apartment 3B, Laurel, Maryland 20723 (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessment and Taxation of Maryland that:

        FIRST:    The charter of the Corporation at Paragraph Fifth of the Articles of Incorporation indicates that the total number of shares of capital stock that the Corporation has the authority to issue is 100 shares of common stock, with no par value. The Corporation hereby amends its charter by striking out Paragraph Fifth in its entirety in lieu of therein the following:

FIFTH:	The total number of shares of capital stock which the Corporation has authority to issue is Fifty Thousand (50,000) shares of common stock, with no par value.

        SECOND:    The amendment of the charter of the Corporation as hereinabove set forth has been duly advised by the Board of Directors and approved by the stockholders of the Corporation.

        IN WITNESS WHEREOF, Gary E. Murphy has caused these presents to be signed in his name on behalf of the Corporation on this 18th day of October, 2001.

        I, Gary E. Murphy, President of Reality Based IT Services, LTD., sole stockholder and director of Reality Based IT Services, LTD., do hereby acknowledge on behalf of Reality Based IT Services, LTD., that the foregoing Articles of Amendment are the corporate act of said Corporation under the penalties of perjury. My signature is witnessed by Nancy E. K. Smith, Treasurer of the Corporation.

WITNESS:

/s/ Nancy E. K. Smith Nancy E. K. Smith, Treasurer	/s/ Gary E. Murphy Gary E. Murphy, President

1

ARTICLES OF AMENDMENT
OF
Reality Based IT Service, LTD.

        Reality Based IT Services, LTD., a Maryland corporation having its principal office whose address is 9720 Country Meadows Lane, Apartment 3B, Laurel, MD 20723 (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

        FIRST:    The charter of the Corporation is hereby amended by striking out Paragraph Second in its entirety and inserting in lieu of therein the following:

Reality Based IT Services, LTD.

        SECOND:    The statement of the charter of the Corporation as hereinabove set forth has been duly advised by the Board of Directors and approved by the stockholders of the Corporation.

        IN WITNESS WHEREOF, Gary E. Murphy has caused these presents to be signed in his name on behalf of the Corporation on this 9th day of August, 1999.

        I, Gary E. Murphy, President and Secretary/Treasurer of Reality Based IT Service, LTD., sole stockholder and sole director of Reality Based IT Service, LTD., do hereby acknowledge on behalf of Reality Based IT Service, LTD., that the foregoing Articles of Amendment are the corporate act of said Corporation under the penalties of perjury. Further, that because of the above my signature is witnessed by my attorney, Ward Brockett, Esquire, who was the incorporator of Reality Based IT Service, LTD.

/s/ Ward Brockett Witness: Ward Brockett, Esquire	/s/ Gary L. Murphy Gary L. Murphy	(SEAL)

1

ARTICLES OF INCORPORATION
OF
Reality Based IT Service, LTD.
(a close Corporation)

        FIRST:    I, Ward Brockett, incorporator, whose post office address is 379 Main Street, Laurel, Maryland 20707, being at least eighteen (18) years of age, hereby form a corporation under and by virtue of the General Laws of the State of Maryland.

        SECOND:    The name of the corporation (which is hereafter referred to as the "Corporation") is:

Reality Based IT Service, LTD.

        THIRD:    The purposes for which the Corporation is formed are:

          1.     The purpose of the corporation will be system engineering technical assistance and systems development and systems security for information technologies systems.

          2.     To enter into, perform and carry out contracts of any kind, or in connection with, o r incidental to the accomplishment of any one or more of the purposes of the Corporation.

          3.     To carry out and do all things necessary to carry out the needs of any business conducted by the Corporation and to comply with any requirements of law.

        FOURTH:    The post office address of the principal office of the Corporation in this State is 9720 Country Meadows Lane, Apartment 3B, Laurel, Maryland 20723. The name and post address of the Resident Agent of the Corporation in this State is Ward Brockett, 379 Main St., Laurel, Maryland 20707. Said Resident Agent is an individual actually residing in this State.

        FIFTH:    The total number of shares of capital stock which the Corporation has authority to issue is One Hundred (100) shares of common stock, with no par value.

        SIXTH:    The number of the directors of the Corporation shall be one, which number may be increased pursuant to the By-Laws of the Corporation. The name of the director who shall act until the first annual meeting or until a successor is duly chosen and qualified are:

GARY E. MURPHY

        SEVENTH:    The following provisions are hereby adopted for the purpose of defining, limiting and regulating the powers of the Corporation and of the directors and stockholders:

          1.     The Board of Directors of the Corporation is hereby empowered to authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class or classes, whether now or hereafter authorized.

          2.     The Board of Directors of the Corporation may classify or reclassify any unissued shares by fixing or altering in any one or more respects, from time to time before issuance of such shares, the preferences, rights, voting powers, restrictions and qualifications of, the dividends on, the times and prices or redemption of, and the conversion rights of, such shares.

        The enumeration and definition of a particular power of the Board of Directors included in the foregoing shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other article of the Charter of the Corporation, or construed as or deemed by inference or otherwise in any manner to exclude or limit any powers conferred upon the Board of Directors under the General Laws of the State of Maryland now or hereafter in force.

1

        EIGHTH:    The Corporation shall be a close corporation as defined in Md. Code Ann. (Corps & Ass'ns) Section 4-101.

        NINTH:    The duration of the Corporation shall be perpetual.

        IN WITNESS WHEREOF, I have signed these Articles of Incorporation this 5th day of August, 1999 and I acknowledge the same to be my act.

/s/ Rose Marie Nichols Witness: Rose Marie Nichols	/s/ Ward Brockett Ward Brockett

2

QuickLinks

  Exhibit 3.54